Exhibit 10.5+
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made by and between Robert Sturgeon (“Employee”) and ServiceSource International, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized Terms used but not defined herein shall have the meaning set forth in the Employment Agreement (as defined below).

WHEREAS, Employee signed an Amended Employment and Confidential Information Agreement with the Company on November 4, 2010 (the “Employment Agreement”);

WHEREAS, the Company and Employee have arrived at a mutual agreement that Employee’s employment with the Company will terminate effective December 31, 2013 (the “Employment Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.    Separation. Employee’s last day of employment with the Company and Employee’s employment termination date shall be the Employment Separation Date. As of the Employment Separation Date, Employee shall resign from any and all offices Employee has with the Company. Employee shall execute such additional documents as requested by the Company to evidence the foregoing.

2.     Consideration. Subject to the Employee’s execution of a general release of claims against the Company in the form attached hereto as Schedule A (the “Release”), and such Release becoming effective and irrevocable no later than the date that is sixty (60) days after the Employment Separation Date (the “Release Deadline”), Employee shall be entitled to receive the following consideration from the Company:

a.Severance Payment. A lump sum payment equivalent to six (6) months of Employee’s base salary, for a total of One Hundred Sixty Two Thousand and Five Hundred Dollars ($162,500.00), less applicable withholding (the “Severance Payment”), payable on or within ten (10) days following the date that the Release becomes effective and irrevocable but in no event later than March 15, 2014; provided, however, that if the Release becomes effective and irrevocable on or prior to December 31, 2013, then the Severance Payment will be made on or within ten (10) days following January 1, 2014. If the Release does not become effective and irrevocable on or prior to the Employment Separation Date, Employee shall not be entitled to receive the Severance Payment.

b.COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for Employee and Employee’s eligible dependents, if any, for a period of twelve (12) months following the Employment Separation Date, provided Employee (and Employee’s eligible dependents, if any) timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA and provided that such reimbursements do not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage.

c.Consulting Term. From the Employment Separation Date through February 9, 2014, Employee shall make himself reasonably available to the Company as a consultant/independent contractor (the “Consulting Period”). In said capacity, Employee will assist the senior management of the Company regarding such duties as the Company may require consistent with Employee’s prior responsibilities. Company agrees to pay to Employee during the Consulting Period an additional hourly consulting fee of Three Hundred Dollars ($300) per hour of services provided by the Employee. Payment for consulting services during the Consulting Period shall be paid in a manner consistent with that of the Company’s regular payroll cycle.

3.    Accrued Amounts. Following the Employment Separation Date, the Company will pay Employee all Accrued Amounts (as defined below), subject to payroll deductions and required withholdings. “Accrued Amounts” means (a) any accrued but unpaid base salary through the Employment Separation Date paid in accordance with Company’s normal payroll practices, (b) any unreimbursed business expenses incurred prior to the Employment Separation Date paid in accordance with Company policies, (c) any accrued but unused vacation time through the Employment Separation Date due in accordance with Company plans and policies and (d) to the extent not paid on or prior to the Employment Separation Date, any earned but unpaid annual bonus in respect of the Company’s fiscal year 2013, to the extent that applicable performance targets are achieved, including any CIP payments that would otherwise be earned for 2013, payable when annual bonuses in respect of the Company’s fiscal year 2013 are paid to the Company’s executive officers generally, in each case subject to applicable tax withholding.

4.    Equity Grants. Employee shall vest through the termination of the Consulting Period in certain stock options and restricted stock units already granted (the “Equity Grants”).  Employee will have three (3) months following the termination of the Consulting Period to exercise his vested Company stock options.  Notwithstanding the foregoing, in no event may any option be exercised after the original maximum term of the option and any such options that were granted as incentive stock Options will lose tax-advantaged status and automatically will convert to nonqualified options on the first day following the date that is three (3) months after the termination of the Consulting Period.  Any Equity Grants that are unvested at the termination of the Consulting Period will be forfeited permanently on that date and will not become vested. In all other respects, the exercise of Employee’s vested Equity Grants shall continue to be governed by the terms and conditions of the applicable award or option agreement and the Company’s equity plan under which the award or option was granted.

5.    Benefits. Except as set forth in Section 4 above, Employee’s participation in all other benefits and incidents of employment, and the accrual of bonuses, vacation, and paid time off, shall cease as of the Employment Separation Date.

6.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the date hereof.

7.    Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; the Tennessee Human Rights Act; the Tennessee Disability Act; and the Tennessee Public Protection Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

8.    Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Vice President of Human Resources that is received prior to the Effective Date.

9.    California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

10.    No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releases. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releases.

11.    Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

12.    Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Employment Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s Proprietary and Confidential Information (as defined in the Employment Agreement) and non-solicitation of Company clients and employees. Employee agrees that, upon the Employment Separation Date, Employee shall return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, including all property in electronic form and all copies of Proprietary and Confidential Information.

13.    No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releases, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releases, Employee shall state no more than that he/she cannot provide counsel or assistance.

14.    Non-disparagement. Employee and Company agree to refrain from any disparagement, defamation, libel, or slander of any of the Releases, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releases. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

15.    Breach. Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Employment Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

16.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

17.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.    Disputes. This Agreement shall be governed by California law, without regard to its principles of conflicts of laws. Any dispute arising from this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in the Northern District of California. The prevailing party in any such dispute shall recover its reasonable attorneys’ fees and costs from the losing party, including any fees or costs arising from an appeal.

19.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.    No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Employment Agreement and any stock award or option agreements.

23.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

24.    Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

25.    Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A.  In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A. The parties intend that Employee will have a “separation from service” within the meaning of Section 409A effective as of the Employment Separation Date.

26.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

27.    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Robert Sturgeon, an individual

Dated: August 20, 2013                /s/ Robert Sturgeon
Robert Sturgeon

ServiceSource International, Inc.

Dated: August 20, 2013    By             /s/ Ashley F. Johnson
Name (printed) Ashley F. Johnson

Title Chief Financial Officer

Schedule A
Form of Release
In exchange for the consideration provided to me by the Separation Agreement and Release entered into with ServiceSource International, Inc. (the “Company”) at or around August 19, 2013 (the “Separation Agreement”) that I am not otherwise entitled to receive, and subject to the Company’s compliance with its post-termination obligations to me as set forth in the Separation Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this release agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Equal Pay Act, of 1963, as amended; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; the Tennessee Human Rights Act; the Tennessee Disability Act; and the Tennessee Public Protection Act
Section 1542 Waiver. I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of any unknown or unsuspected claims I may have against the Company, its affiliates, and the entities and persons specified above.
ADEA Waiver and Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this release agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this release agreement; (c) I have been given twenty-one (21) days to consider this release agreement; (d) I have seven (7) days following the execution of this release agreement by the parties to revoke the release agreement; and (e) this release agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I have executed this release agreement, provided that the Company has also executed this release agreement by that date (the “Effective Date”). I acknowledge and agree that revocation by me of the ADEA waiver and release is not effective to revoke my waiver or release of any other claims pursuant to this release agreement.

By:     /s/ Robert Sturgeon                        Date: August 20, 2013